                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 11-K


                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (NO FEE REQUIRED)
                   For the fiscal year ended December 30, 1999


                         Commission file number 1-10215


                          NABISCO EMPLOYEE SAVINGS PLAN
                            (Full title of the plan)


                             NABISCO HOLDINGS CORP.
                                 7 Campus Drive
                              Parsippany, NJ 07054
           (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)

                                            REQUIRED INFORMATION

1.   Not Applicable.

2.   Not Applicable.

3.   Not Applicable.

4. The Nabisco Employee Savings Plan (the "Plan") is subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Attached hereto as Exhibit 1 is a copy of the most recent audited financial statements of the Plan, prepared in accordance with the financial reporting requirements of ERISA.



EXHIBITS
--------


1       Most recently audited financial statements of the Plan.

2       Consent of Deloitte and Touche LLP.


                                  EXHIBIT INDEX


EXHIBIT
-------

1       Most recently audited financial statements of the Plan.

2       Consent of Deloitte and Touche LLP.


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            NABISCO EMPLOYEE SAVINGS PLAN


                                            /s/ C.M. Sayeau
                                            -----------------------------------
                                            C.M. Sayeau
                                            Executive Vice President and Chief
                                            Personnel Officer

Date:  June 23, 2000